EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors and Shareholders
Mid-America Apartment Communities, Inc.


We consent to incorporation by reference in the registration statement (No. 33-941416) on Form s-8 and the registration statements (Nos. 333-71315, 333-60285 and, 333-570309) on Form S-3 of Mid-America Apartments Communities, Inc. of our report dated February 26, 1999, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc.



                                                   KPMG LLP


Memphis, Tennessee
February 26, 1999